Exhibit 5.1

[Arent Fox PLLC Letterhead]

September 15, 2005	Jeffrey E. Jordan
202.857.6473 DIRECT
TNS, Inc.	202.857.6395 FAX
1148 Commerce Park Drive, Suite 600	jordan.jeffrey@arentfox.com
Reston, VA 20191

Gentlemen:

We have acted as special counsel for TNS, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers the underwritten public offering by the Company of up to 350,000 shares of the Company’s common stock, par value $0.001 per share (the “Company Shares”), and by the selling stockholders of up to 280,255 shares of the Company's common stock, par value $0.001 per share (the “Selling Stockholder Shares”).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) examined the Company’s Registration Statement on Form S-3 (File No. 333-127851), as amended, originally filed by the Company with the Commission on August 25, 2005 (the “Original Registration Statement”) and the prospectus included in the Original Registration Statement, (ii) investigated such questions of law, (iii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iv) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.  In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Company Shares, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws,

each as currently in effect.  We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Arent Fox PLLC
Arent Fox PLLC